Udemy, Inc. Award Exchange Program July 2022 Exhibit A1I

Voluntary, one-time opportunity to exchange certain outstanding stock options and stock appreciation rights (“SARs”) for restricted stock units (“RSUs”) Outstanding stock options and SARs with an exercise price at or above $11.13 per share may be exchanged for RSUs on a 1:1 basis, subject to the terms of the exchange program Exchange Program Overview

Participation instructions were emailed on July 11 (look for a message from Ken) You will submit your election to participate in Workday If you later change your mind, you will need to download a withdrawal form from Workday and manually submit it to equity@udemy.com Elections must be submitted by August 6, 2022 at 6:00 pm Pacific Time - no exceptions How to Participate in the Exchange Program

Active employees of Udemy or its subsidiaries who remain employed by Udemy through the expiration date (August 6) Includes employees on leave of absence Includes individuals employed through Globalization Partners and who continue to provide services to Udemy or its subsidiaries through the expiration date Who is Eligible to Participate?

Options and SARs with a per share exercise price of $11.13, $11.77, $23.55, or $34.14 Vested and unvested options and SARs are eligible; previously exercised options and SARs are not If you have multiple grants with the same exercise price, you must exchange all eligible options and SARs with the same exercise price (or none at all) If you have multiple grants with different exercise prices, you are permitted to exchange options and SARs with one exercise price and retain those with another exercise price Which Awards May Be Exchanged?

Even though some of your options and SARs are currently vested, all of your new RSUs will be subject to a new vesting schedule and will be unvested at grant The first quarterly vesting date of the new RSUs will be November 15, 2022 New RSUs Will Have a New Vesting Schedule If you exchange options or SARs with this exercise price Your new RSUs will vest quarterly over this period $11.13 If closing price on expiration date is greater than $11.13: New RSUs generally vest over same period as corresponding option or SAR (with all shares that would have vested through 2022 vesting on first quarterly vesting date) If closing price on expiration date is equal to or less than $11.13: New RSUs vest over 8 quarters $11.77 If closing price on expiration date is greater than $11.77: New RSUs generally vest over same period as corresponding option or SAR (with all shares that would have vested through 2022 vesting on first quarterly vesting date) If closing price on expiration date is equal to or less than $11.77: New RSUs vest over 9 quarters $23.55 or $34.14 New RSUs vest over 12 quarters

Workday Election Review and acknowledge program documents Make decision regarding each award price band Submit election by August 6 Cancellation & Grant Tendered options and SARs will be cancelled on August 6 New RSUs will be granted August 6 New RSU grants will be visible in your ETRADE account by August 15 Exchange of options and SARs for RSUs is not a taxable event in the U.S. Vest & Settlement Award Exchange Program Workflow RSUs vest on a quarterly schedule: Feb 15, May 15, Aug 15, Nov 15 First vesting date will be November 15, 2022 and then quarterly thereafter At vesting, your withholding tax obligation (if any) is calculated and shares are sold to cover tax liability Remaining shares are delivered to your ETRADE account

An RSU is a promise to deliver a share of stock in the future The value of an unvested RSU is equal to the current stock price RSUs vest in accordance with the assigned vesting schedule; unvested RSUs are forfeited when your employment ends Once RSUs vest and are settled, you own the shares and can hold them for investment or sell them in accordance with our Insider Trading Policy When you sell your shares, you generally are subject to capital gains tax - rules vary by country RSU Refresher Course

You should read the detailed offering document that is available in Workday and filed with the SEC: “Offer to Exchange Certain Outstanding Awards for New Restricted Stock Units” The document contains detailed Q&A with country-specific information Thanks for your time! Please Review the Program Documents

Questions?